Exhibit 7

NEW YORK, May 13, 2019 /PRNewswire/ --

Dear Shareholders of Select Interior Concepts (SIC),

As you may be aware, ADW Capital Management LLC (“ADW”) is the advisor to the entities that own 2,514,900 shares of Select Interior Concepts (the “Company”) representing an interest of roughly 9.73% in the Company.

We believe that this Board’s recent behavior and aura of complacency makes no financial or strategic sense. However, despite what we view as the colossal failure of this Management Team and Board of Directors thus far in creating shareholder value, SIC today has incredibly coveted assets in ASG and RDS. In order to prevent any further destruction of shareholder value that could include a DILUTIVE transaction or putting significant LEVERAGE on our business, we must let this Board and Management Team know that shareholder concerns need to be taken seriously. We are therefore urging shareholders NOT TO VOTE their shares at SIC’s upcoming annual meeting to prevent the Company from obtaining a quorum for this meeting. You must follow these instructions to ensure your shares are not counted towards quorum! YOU HAVE UNTIL TUESDAY AT 11:59 PM TO PULL YOUR SHARES FROM QUORUM. DO NOT WAIT UNTIL THEN!

We urge you to follow our VALUE MAXIMIZATION CHECKLIST below:

Call your broker to provide you with your control number / proxy voting instructions.

Login online to http://www.proxyvote.com or to the portal your broker routes you to.

Request a legal proxy to vote at the meeting.

DO NOT SHOW UP AT THE COMPANY’S ANNUAL MEETING (YOUR VOTE MAY BE COUNTED TOWARDS QUORUM IF YOU SHOW UP).

Attend the ADW Capital meeting on May 14th at 7:30 PM at the Four Seasons Hotel Atlanta in the Callaway Room to learn more about how you can assert your shareholder rights and enact change at our Company.

If you plan on attending the ADW Capital meeting, please RSVP by sending an e-mail to jamie@adwcapital.com.

I look forward to seeing you.

Adam D. Wyden

Managing Member of ADW Capital Partners, L.P.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations of ADW Capital Partners and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict, and are based upon assumptions as to future events that may not prove to be accurate. Accordingly, readers should not place undue reliance on forward looking information. ADW Capital Partners does not assume any obligation to update any forward-looking statements contained in this press release, except as required by applicable law.